EXHIBIT 5.1

[PIPER MARBURY RUDNICK & WOLFE LLP LOGO]

Suite 610, Commerce Executive Park III
1850 Centennial Park Drive
Reston, Virginia 20191-1517
www.piperrudnick.com

PHONE (703) 391-7100
FAX (703) 390-5299

June 11, 2001

Visual Networks, Inc.
2092 Gaither Road
Rockville, Maryland 20850

Ladies and Gentlemen:

      We have acted as counsel to Visual Networks, Inc., a Delaware Corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering 750,000 shares of Common Stock, par value $.01 per share (the “Shares”), issuable pursuant to subscriptions under the Visual Networks, Inc. 1999 Employee Stock Purchase Plan (As Amended, April 11, 2001) (the “Plan”).

      We have examined copies of the Company’s Amended and Restated Certificate of Incorporation, Certificate of Amendment to the Amended and Restated Certificate of Incorporation, Restated By-Laws, the Plan, all resolutions adopted by the Company’s Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

      Based upon the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

      The opinions set forth herein are limited to matters governed by the laws of the State of Delaware and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Piper Marbury Rudnick & Wolfe LLP